ALPINE EQUITY TRUST
AMENDMENT TO THE
PROSPECT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 22nd day of September, 2008, to the Prospect Servicing Agreement, dated as of March 10, 2003 (the “Agreement”), is entered into by and among Alpine Equity Trust, a Delaware business trust (the “Trust”), Alpine Woods Capital Investors, LLC (the “Adviser”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Prospect Servicing Agreement; and

WHEREAS, Section 7 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE EQUITY TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Samuel A. Lieber	By: /s/ Michael R. McVoy

Name: Samuel A. Lieber	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

ALPINE WOODS CAPITAL INVESTORS, LLC

By: /s/ Samuel A. Lieber

Name: Samuel A. Lieber

Title: Chairman/CEO

Exhibit A
to the
Alpine Equity Trust Prospect Servicing Agreement -Fund Names

Separate Series of Alpine Equity Trust

Name of Series	Date Added to Trust

Alpine U.S. Real Estate Equity Fund	9/1/1993
Alpine International Real Estate Equity Fund	2/1/1989
Alpine Realty Income & Growth Fund	12/29/1998
Alpine Global Infrastructure Fund	on or after 9/30/2008
Alpine Emerging Markets Real Estate Fund	on or after 9/30/2008